October 8, 1998



Mr. Robert B. Carlile III
Executive Housing Director
Citizen Potawatomi Nation
1601 South Garden Cooper Dr.
Shawnee OK 74801

Dear Mr. Carlile:

PMI Mortgage Insurance Co. (PMI) is pleased to present to the Citizen Potawatomi Nation our proposal for providing primary mortgage insurance for your affordable housing program. We understand that this program would entail making low-to-moderate income residential mortgage loans (Loans) totaling $5 million over a twelve month period and, if accepted, PMI will be the sole mortgage guaranty insurer for this specific PMI risk--share program.

The most important part of our proposal is the risk-sharing agreement, described in Exhibit A, which would allow for more flexible underwriting of the Loans than allowed by PMI's standard underwriting guidelines. Under this proposal, PMI pays all claims up to the first layer stop loss. PMI would pay all claims in the second layer, but would then seek reimbursement from the Citizen Potawatomi Nation for all claims in the second layer. PMI then pays all claims in excess of the second layer stop loss up to the total amount of coverage.

PMI would agree to underwrite to the Citizen Potawatomi Nation underwriting guidelines as listed in Exhibit B. In addition, PMI would provide coverage for the Loans using the rates and coverages in Exhibit C.

PMI has made certain assumptions in structuring this proposal. If the actual Loan composition and characteristics insured under this program differ materially from these assumptions set forth in Exhibit A, PMI reserves the right to renegotiate the risk-sharing agreement as any differences would require. These assumptions include, but are not limited to, the following: The ninety-seven percent (97%) loan-to-value (LTV) Loans can represent up to one hundred percent (100%) of the Loans injured under this program. One hundred percent (1 00%) of the 97% LTV Loans will have 1/2 down payment option.




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


Mr. Robert B. Carlile III
October 8, 1998 -
Page 2 of 2

This proposal is made subject to a risk-sharing agreement acceptable to both parties being signed by both parties.

As the Vice President of Marketing, I look forward to working with you to finalize this offering. We will begin drafting the legal agreements upon your acceptance of this proposal.

Should you have any questions regarding this proposal, please do not hesitate to contact either Jean Garhson, Affordable Housing Consultant, at (800) 759-4764 or Debra Hassing in Marketing at (800) 288-1970 Ext. 295.

This offer remains open for thirty days from its receipt. Kindly indicate your acceptance by signing below on both originals and returning one original of this letter to PMI.

Sincerely,
/s/ David H. Katkov
-------------------------
David H. Katkov
Vice President

Accepted by Citizen Potawatomi Nation

By:   __________________________________________

Title:__________________________________________

Date: __________________________________________

enclosures

cc:  Jean Garrison


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


STRUCTURE FOR RISK-SHARING AGREEMENT

EXAMPLE OF CALCULATION OF FIRST AND SECOND LAYERS OF CLAIMS PAYABLE BY PMI AND CITIZEN POTAWATOMI NATION


Assume the following percentage of Aggregate Insured Loan Amount (the aggregate of the initial principal balance of all the insured loans) for the following LTV categories:



--------------------------------------------------------------------------------
FIRST LAYER
     LTV     Coverage  1st Layer Factor  % Aggregate Insured  Weighted lst Layer
                                              Loan Amount             Factor
==========   ========  ================  ===================  ==================
     97%        40%         2.554%              x 100%       =            2.544%
--------------------------------------------------------------------------------

FIRST LAYER STOP LOSS PERCENTAGE                             =            2.544%
--------------------------------------------------------------------------------


Given the above LTV distribution, the First Layer Stop Loss Percentage represents claim amounts up to 2.554% of the aggregate insured loan amount.

--------------------------------------------------------------------------------
SECOND LAYER
     LTV     Coverage  2nd Layer Factor  % of Aggregate       Weighted 2nd Layer
                                         Insured Loan Amount  Factor
============ ========  ================  ===================  ==================
     97%        40%         2.184%              x 100%       =            2.184%
--------------------------------------------------------------------------------
SECOND LAYER STOP LOSS PERCENTAGE                            =            2.184%
--------------------------------------------------------------------------------


Given the above LTV distribution, the Second Layer Stop Loss Percentage represents claim amounts up to 2.184% of the aggregate insured loan amount.




Exhibit A
Page 1 of 3



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


For purposes of demonstration, the dollar amounts of the layers would be as follows, assuming the aggregate insured loan amount below and the LTV mix stated on the previous page.



                                               Layer Stop Loss   Layer Stop Loss
     $5,000,000 Aggregate Insured Loan Amount    Percentage        In Dollars
--------------------------------------------------------------------------------
1st Layer         PMI                              2.554%         $0 to $127,700
2nd Layer         CITIZEN POTAWATOMI NATION        2.184%   $127,700 to $236,900
3rd Layer         PMI                        above 4.738%   $236,900 +
--------------------------------------------------------------------------------



Note: The actual First Layer Stop Loss and Second Layer Stop Loss will be determined based upon the actual percentage of insured loans in the various LTV categories and property distribution on the earlier to occur of $5,000,000 of loans being insured under this program or the program being terminated.



First Layer: PMI will pay, without reimbursement from CITIZEN POTAWATOMI NATION,
------------
             all allowed claim amounts with respect to the loans insured under this program up to the First Layer Stop Loss.

Second Layer: PMI will review the claim  documentation and report,  for tracking
-------------
              purposes, to CITIZEN POTAWATOMI NATION, all claim amounts in the Second Layer (i.e., claim losses in excess of the First Layer Stop Loss up to the Second Layer Stop Loss). At no time shall PMI be responsible to pay any claim losses which occur in the Second Layer.

Third Layer: PMI will pay, without reimbursement from CITIZEN POTAWATOMI NATION,
------------
             all allowed claim amounts with respect to the loans insured under this program in excess of the Second Layer Stop Loss.







Exhibit A
Page 2 of 3



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
ASSUMPTIONS UNDERLYING FIRST AND SECOND LAYER STOP LOSS CALCULATIONS


LTV Downpayment Distribution                  % of Aggregate Insured Loan Amount
----------------------------                  ----------------------------------
97% LTV with 40% Coverage                                     100%

Downpayment Distribution (for 97% LTV's)                  % of 97% LTV's
----------------------------------------                  --------------
1/2Downpayment Option                                         100%

Property Type Distribution                    % of Aggregate Insured Loan Amount
--------------------------                    ----------------------------------
SFD                                                          100%

Loan Type                                     % of Aggregate Insured Loan Amount
---------                                     ----------------------------------
Fixed Rate Loans                                             100%

Loan Term                                     % of Aggregate Insured Loan Amount
---------                                     ----------------------------------
30-Year                                                       90%
15-Year                                                       10%

Occupancy Type                                % of Aggregate Insured Loan Amount
--------------                                ----------------------------------
Owner Occupied                                               100%

Geographic Distribution                       % of Aggregate Insured Loan Amount
-----------------------                       ----------------------------------
Oklahoma                                                     100%

Coverage
--------
40% on 97% LTV's





Exhibit A
Page 3 of 3


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


                                    EXHIBIT B

                            CITIZEN POTAWATOMI NATION

                           NATIVE AMERICAN INITIATIVE

                                   GUIDELINES


LTV

Maximum loan to value is 97%. Borrowers must contribute a minimum of I% toward the downpayment. Downpayment assistance to cover the additional 2% downpayment as well as closing costs and prepaids may come from a grant or a secured loan from the Potawatomi Nation. The payment for the secured loan must be included in the borrower's debt ratio. Gifts from family members are also acceptable.

RESERVES

A minimum of 2 month's PITI in reserves after closing is required.

RATIOS

In general, ratios should not exceed 33/38. However, it is acceptable for ratios to exceed 33/38, when the following conditions exist:

        -Borrower has a history of maintaining a high debt load.
        -Borrower has demonstrated an ability to repay debt in a timely fashion. -Borrower has a history of income stability.

INCOME LIMITS

For purposes of this program, specified income limits will not apply.


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
LOAN TYPE

         -Fixed rate/fixed term
         -Maximum 30 year amortization
         -Temporary buydowns not available, permanent buydowns are acceptable

TRANSACTION TYPE

         -New Purchases
         -Refinance of existing mortgage loan at a maximum 90% LTV

CREDIT

A conventional residential credit report is required on all loans. Alternative sources of credit history (utility receipts, current and previous landlord statements and other services which require regular payments) are acceptable from a borrower who has limited or no traditional credit established. If non-traditional credit is used, 4 sources should be developed.

Borrower's credit report should reflect a willingness to repay debt in a timely fashion. Mandatory payment of collections will not be necessary when the following conditions exist:

         -The borrower has made timely payments on the collection for the past 6 months.
         -An agreement was made with the vendor which outlines the terms of the repayment.
         -The borrower has a minimum of 4 other trades which have been paid on time.  Trades could include non-traditional lines of credit.
         -There are no lates on the rental history in the past 12 months.

Chapter 7 bankruptcies generally should be discharged for 2 years, with re-established credit.

Chapter 13 bankruptcies must have a minimum of I year satisfactory repayment and permissionof the Trustee. When Chapter 13 bankruptcies exist, the borrower's ratios should not exceed 33/40.

INCOME STABILITY

Stable 2 year income history must be verified. Borrowers will not be penalized for frequent changes in jobs if they have maintained income continuity despite the changes.

Gaps in employment over the past 24 months is allowable, provided no gap exceeds 30 days. When gaps exist, the following guidelines are recommended:

     -Minimum one borrower must have uninterrupted 24 months employment/income history.
     -The borrower experiencing job gaps must have a minimum of 9 months employment/ income history and only 50% of that income will be used to qualify.

PROPERTY TYPE

Single family detached properties only. Program may be used for rehabilitation of single family dwellings. The rehab should not exceed 50% of the "as completed" value. Funds for rehab should be held in escrow and only qualified contractors are eligible to complete the work. Lender must supervise the quality of rehab construction as well as the payouts during construction.

Program applies to new construction of single family dwellings to a maximum of 97% LTV. Lender must supervise the quality of construction as well as payouts during construction.

Land must be held in fee simple.

SELLER CONTRIBUTIONS

Contributions toward closing costs normally paid by the seller are limited to 3%.

ELIGIBLE INCOME

Fully taxable reported income. Fixed income such as retirement, social security, alimony, child support and VA benefits will be considered if documented with copies of award letters, canceled checks, bank statements, divorce decrees and/or separation agreements. Income needs to continue for next 2 years. It is acceptable to include income provided to Native Americans by the Federal Government (as written in the IRS tax codes). While this income is not taxable, its receipt must be documented. Foster care income will be considered if verified as continuous for at least 1 year and is likely to continue for the foreseeable future.

Seasonable income such as agricultural, is also acceptable to be considered as qualifying income. Borrower must have a 12 month history of receipt and it must continue for the foreseeable future.

CASH ON HAND

Cash on hand is acceptable if it can be documented that the borrower has not established savings/checking accounts and if the borrower has not established traditional forms of credit. Loans utilizing cash on hand cannot be less than a 90% LTV. An in-house credit report merging 3 repositories will be ordered prior to underwriting.

BORROWER EDUCATION

     -Borrower must satisfactorily complete pre-purchase counseling from CCCS or another Agency approved source. It is also acceptable for the Potawatomi Nation to provide pre-purchase counseling as well as post-purchase counseling. However, this counseling must first be approved by PMI. -Aggressive loss mitigation counseling through CCCS will commence after 26 days past the borrower's payment date. CCCS will work in conjunction with the Potawatomi Nation to provide post-purchase counseling.

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

MORTGAGE INSURANCE

     -90.01 to 97.00% LTV - 40% coverage
     -85.01 to 90.00% LTV - 25% coverage

PROGRAM AMOUNT

Initial program amount is $5M, with best efforts delivery over the next 12 months.

                                       35